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                                 EXHIBIT 8(b)

                               SERVICE AGREEMENT


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                                SERVICE AGREEMENT

     THIS AGREEMENT, dated at Toronto, this 30th day of December, 1988, by and between:

THE CANADA LIFE ASSURANCE COMPANY, a Company incorporated under the laws of the late Province of Canada and having its Head Office in the City of Toronto in the Municipality of Metropolitan Toronto,

(Hereinafter called "CLA")

                                                              OF THE FIRST PART;

and

CANADA LIFE INSURANCE COMPANY OF AMERICA, a Company incorporated under the laws of Michigan having its Principal Office in the City of Lansing in the State of Michigan,

(Hereinafter called "CLICA")

                                                             OF THE SECOND PART;

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     WHEREAS CLA and CLICA entered into an oral agreement effective January 1,
1988 with respect to fees and expenses incident to the incorporation of CLICA and with respect to costs of administrative and operating functions to be performed by CLA on behalf of CLICA;

     AND WHEREAS Resolution Number 10 of the Inaugural Resolutions of the Board of Directors of CLICA, dated July 22, 1988, authorizes officers of the corporation to pay all reasonable fees and expenses incident to the organization of the corporation;

     AND WHEREAS Resolution Number 11 of the Inaugural Resolutions of the Board of Directors of CLICA, dated July 22, 1988, authorizes officers of the corporation to enter into a written service agreement with CLA;

     NOW THEREFORE in consideration of the covenants and agreements herein contained, CLICA and CLA agree as follows:

APPLICATION OF TERMS

1. This agreement documents the terms of an oral agreement entered into by CLICA and CLA effective January 1, 1988.

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2.   The terms of this agreement shall apply to the following costs incurred by
     CLA:

     (a) All costs incurred prior to August 1, 1988 incidental to the incorporation of CLICA, including legal and organizational costs, and costs of the Information Systems Department of CLA for the development of a computer system to assist CLICA in the management of its variable product business.

     (b) All costs of service functions as defined below, performed by CLA, on and after August 1, 1988 and identifiable as expenses incurred directly and exclusively for the benefit of CLICA and any of its subsidiaries.

     (c) All costs of service functions defined below, performed by CLA for CLICA and any of its subsidiaries, on and after August 1, 1988 and not identifiable as expenses incurred directly and exclusively for the benefit of CLICA and any of its subsidiaries.

SERVICE FUNCTIONS

3. CLA shall perform such functions for CLICA and any of its subsidiaries as the parties may from time to time designate in writing and including the functions listed hereunder, hereinafter referred to as "service functions". All service functions performed by CLA for CLICA and any of its subsidiaries shall be governed by the terms of this agreement.

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          The service functions performed by CLA shall include:

           1.   Marketing
           2.   Agency
           3.   Field Service
           4.   Underwriting and Policy Issue
           5.   Actuarial
           6.   Investment
           7.   Policyholder Service
           8.   Policy Accounting
           9.   General Accounting
          10.   Claim Payment
          11.   Information Systems
          12.   Corporate Services
          13.   Reinsurance

     4. Activities carried out by CLICA which are in the nature of auditing and verification of service functions performed by CLA shall be at the sole expense of CLICA.

     COST CHARGES FOR SERVICE FUNCTIONS

     5. The method of allocating costs hereunder shall be determined in the following manner:

          a) The costs of service functions performed by CLA that are identifiable as expenses incurred directly and exclusively for the benefit of CLICA or any of its subsidiaries shall be charged directly to CLICA.

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          b)   The cost of service functions performed by CLA for the benefit of
               CLICA and any of its subsidiaries but that are not identifiable as expenses incurred directly and exclusively for the benefit of CLICA or any of its subsidiaries shall be allocated to CLICA by CLA as follows:

               (i) Until CLA notifies CLICA otherwise, the cost of service functions performed by CLA shall be calculated on a time log and bill basis, that is, as a percentage of the salary of CLA personnel attributable to the service functions.

               (ii) Upon written notice by CLA to CLICA, the cost of service functions shall be calculated by CLA in accordance with its Functional Cost Accounting System whereby departments performing service functions for CLICA or any of its subsidiaries shall allocate an appropriate percentage of their time and other costs to CLICA.

               At CLICA's request and expense, CLA shall prepare and make available to CLICA, all documents necessary to enable CLICA to verify the accuracy of CLA's calculations.

               The manner of calculation of costs of service functions shall be reviewed and amended by the parties as necessary from time to time.

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     6.   (a)     CLICA shall reimburse CLA no later than December 31, 1988 for all costs referred to in 2(a) above.

          (b) CLICA shall reimburse CLA for all costs of the service functions referred to in 2(b) and 2(c) above, performed by CLA, at least quarterly throughout each fiscal year at the request of CLA. At the end of the period for which CLA requests payment, CLA shall estimate the total costs for that period, and CLICA shall promptly pay the amount of the estimate. Within 30 days after the completion of CLA's annual cost analysis, CLA shall provide to CLICA, an accurate and final statement of the costs of service functions performed by CLA in the fiscal year. Any adjustment resulting from the final statement shall be made between the parties within 30 days after CLICA receives the final statement.

     7. CLICA shall pay an additional fee to CLA if it is determined that the cost of service functions performed by CLA payable under this agreement is less than an arm's length charge. Such additional fee shall be equal to an arm's length charge determined by analysis of prevailing market conditions relating to charges for similar services provided to other service recipients less the cost of the service functions performed by CLA otherwise allocated under this agreement.


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     ADMINISTRATION AND RECORD-KEEPING

     8. CLA shall maintain all internal record-keeping and general office administration incidental to or necessary for the proper performance of its service functions in accordance with this Agreement. At CLICA's expense in accordance with CLA's Functional Cost Accounting System, CLA shall maintain books and records relating to all CLICA policies, which shall be available for inspection by CLICA and properly constituted governmental authorities, and which shall be in such form that upon termination of this Agreement they can be delivered to CLICA or to another party at CLICA's request. Any such records required to be produced for the Securities and Exchange Commission shall be so delivered within 14 days of request therefor. Such materials shall be in satisfactory form if they both (i) meet relevant legal requirements and (ii) are in a form approved by CLICA.

     MANAGEMENT OF CLICA AND ACCESS TO RECORDS

     9. Notwithstanding any other provision in this agreement, CLICA, through its Board of Directors and its Officers, shall retain full management authority over decisions affecting its business and affairs and shall own and have access to all records of its business that may from time to time be held by CLA.

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     NOTICES

     10. In the event that service of any notice(s) is required, such service shall be sufficiently made if delivered personally to an Officer or Director of the party upon whom service is required, as follows:

          Canada Life Insurance Company of America
          330 University Avenue
          Toronto, Ontario
          M5G 1R8

          The Canada Life Assurance Company
          330 University Avenue
          Toronto, Ontario
          M5G 1R8

     TERMINATION

     11. Either party may terminate this agreement upon 90 days written notice to the other party.

     BINDING NATURE

     12. The covenants and agreements contained in this Agreement shall be binding upon, extend to and enure to the benefit of the parties hereto, their and each of their successors and assigns respectively.

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     COMPLIANCE WITH LAW

     13. CLICA and CLA mutually covenant and agree to comply with all municipal, provincial, state and federal government laws and regulations where applicable including, where required, the reporting of income to the necessary tax authorities.

     GOVERNING LAW

     14. The laws of the Province of Ontario shall govern the terms of this Agreement.

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     IN WITNESS WHEREOF the parties hereto have set their hands and seals on the date first above written.

                                   CANADA LIFE INSURANCE COMPANY OF AMERICA

                                   By /s/
                                      ---------------------------------------
                                        Secretary

                                   By /s/
                                      ---------------------------------------
                                        Assistant Secretary

                                   THE CANADA LIFE ASSURANCE COMPANY

                                   By /s/
                                      ---------------------------------------
                                        Executive Vice-President
                                        and Secretary

                                   By /s/
                                      ---------------------------------------
                                        Associate Treasurer

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                                SERVICE AGREEMENT

                                 FIRST AMENDMENT

     THIS FIRST AMENDMENT made as of this___ day of___, 1989, by and between THE CANADA LIFE ASSURANCE COMPANY (CLA), a Canadian Corporation, CANADA LIFE INSURANCE COMPANY OF AMERICA (CLICA), a Michigan corporation, and CANADA LIFE OF AMERICA FINANCIAL SERVICES, INC. (CLAFS), a Georgia corporation, (this "Amendment") to the Service Agreement dated December 30, 1988 (collectively referred to as this "Agreement").

                                  WITNESSETH:

     WHEREAS CLICA finds it in the best interest of the corporation to obtain a person to perform certain administrative and functional services for the corporation;

     WHEREAS by resolutions of the Boards of Directors or otherwise each of the parties hereto has corporate authority to enter into this Amendment;


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     WHEREAS CLA has the facilities and experience to provide administrative and functional services to facilitate the operations of an insurer;

     WHEREAS CLAFS has the facilities and experience to provide administrative and functional services with respect to variable insurance products;

     WHEREAS this Agreement is intended to be a limited service agreement and not to cover reinsurance and appointment and cancellation of agencies; and

     WHEREAS the parties to the Service Agreement find it in their best interest to further define their relationship and make CLAFS a party to this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and of the mutual expectations of benefit accruing from the activities contemplated herein, the parties hereto agree as follows:

     1. General. Notwithstanding any other provision of this Agreement, it is understood that the business and affairs of CLICA shall be managed by its Board of Directors or, as may otherwise be appropriate, by its officers. CLA in providing

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          services hereunder shall not have management prerogatives with respect to such business and affairs of CLICA. CLICA shall own all records of its business and shall have access to any such records which may, from time to time, be in custody of CLA. To the extent that this Agreement relates to services provided with respect to variable annuities, or with respect to other products registered with the Securities and Exchange Commission (the "SEC"), the provisions of Section 20 of this Agreement shall govern.

     2. Practices and Procedures. CLA in providing Services hereunder intends to provide substantially the same services as it provides with respect to its own plans of insurance, which CLICA has evaluated and found to be satisfactory. Without prior consent of CLICA, CLA shall not depart from these practices, work-flow, procedures and services in a way which materially affects the nature of the services provided under this Agreement. CLA shall use its best efforts to effect such reasonable changes in practices, work-flows, procedures and services hereunder as are requested by CLICA on reasonable notice, with CLICA agreeing to pay all reasonable costs incurred by CLA with respect to such changes which individually or in the aggregate materially increase the cost to CLA of providing services hereunder.

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     3.   Forms, Notices, etc. Subject to Section 20 of this Agreement, CLA in providing services hereunder shall use such forms, notices, reports, checks and other similar instruments as CLA and CLICA may agree upon from time to time. CLICA shall provide reasonable advance notice to CLA of any changes in such forms, notices, reports, checks or other similar instruments which it may request, with CLICA agreeing to pay all reasonable costs incurred by CLA with respect to such changes which individually or in the aggregate materially increase the cost to CLA of providing services hereunder.

     4. Selling Services; Sales Aids. Subject to Section 20 of this Agreement, CLA shall provide such selling services for CLICA and provide such sales aid to such persons as CLA and CLICA may agree upon from time to time. CLA shall charge the recipient of sales aids provided in accordance with this Section 4 either (i) such rates as are published from time to time by CLA in schedules of sales aids which are generally made available by CLA, or (ii) reasonable rates established by CLA with respect to sales aids developed and made available specifically for CLICA.

     5. Selection, Issue, Underwriting and Cancellation. CLA shall provide selection, issue and underwriting services for CLICA


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          policies. Selection, issue and underwriting decisions made by CLA shall be in accordance with the standard selection, issue and underwriting practices of CLICA, provided that CLA personnel shall consult with CLICA personnel in unusual selection, underwriting issue or situations or upon request of CLICA personnel. CLICA shall have final authority over the selection, issue and underwriting of applications. Furthermore, CLA shall provide cancellation services for CLICA polices. Cancellation decisions made by CLA shall be in accordance with the standard cancellation practices by CLICA provided that CLA personnel shall consult with CLICA personnel in unusual situations or upon request of CLICA personnel. CLICA shall have final authority over the cancellation of policies.

     6. Premium Billing and Collection. CLA shall provide premium and billing services utilizing its premium billing and collection system to bill and collect all premiums on CLICA policies in the name of CLICA, and shall disburse amounts so collected to or on behalf of CLICA at the earliest practicable time. CLA shall at all times maintain records which identify CLICA funds separately from all other funds, shall hold such funds in an account in the name of CLICA and within twenty (20) days, or within such lesser period as may be required by law, shall account for such funds to CLICA.

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     7.   Commissions. To the extent commissions are due and owing to employees and agents of CLAFS, CLICA, itself or through CLA as its agent, shall perform calculations and make payment of commissions to such CLAFS sales personnel.

     8. Claims and Other Policy Payments. CLA shall provide all claims and other policy payment services, including loss adjustment, investigation, adjustment and defense of claims arising from any CLICA policy of insurance, and shall make all claims, loss adjustment and other policy payments with respect to CLICA policies, including payments representing claims, policy loans, surrenders, and amounts paid under policy or contract settlement options. In matters involving claims decisions, CLA claims personnel shall consult with CLICA personnel in unusual situations involving disputed claims or upon request of CLICA personnel. Further, officers of CLICA shall monitor the CLA claims handling service and shall retain ultimate authority for adjustment and claims payments made on CLICA's behalf. Claims payments made by CLA following such consultation shall be final and conclusive.

     9. Field Administration. CLA shall provide such field administration services, product development, advertising

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          and sales promotion services to CLICA as may be reasonably requested by CLICA from time to time.

     10. Functional Services. CLA shall provide such actuarial, financial, statistical, and accounting and taxation services as may be reasonably requested by CLICA from time to time. To the extent CLA does not provide taxation services, CLICA shall be responsible for calculating its own taxes. In any event, CLICA will be responsible for payment of any taxes due and owing.

     11. Personnel Services. In addition to other services provided hereunder, CLA shall provide such executive, clerical and other services as may be reasonably requested by CLICA FROM time to time. CLA shall be responsible for the employment and discharge of such personnel after appropriate consultation with CLICA.

     12. Administration and Record-Keeping. CLA shall provide internal record-keeping and general office administration incidental to or necessary for the proper rendering of services performed in accordance with this Agreement. CLA (i) shall maintain books and records relating to performance under this Agreement, and (ii) shall maintain records and files relating to CLICA policies, which materials will be

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          available to CLICA and to properly constituted governmental authorities, and which shall be in such form that upon termination of this Agreement they can be delivered to CLICA or to another party at CLICA's request. Any such records required to be produced for the SEC shall be so delivered within 1 business day of request therefor. Such materials shall be in satisfactory form if they both (i) meet relevant legal requirements and (ii) are in a form approved by CLICA. In addition, CLICA shall keep such accounts and records as may be necessary in the conduct of its business as an independent entity and shall own and have custody of such accounts and records.

     13. Investment Services. CLA shall provide to CLICA such investment and investment accounting services (including summary and detail accounting, general ledger entry for all investment activity, and monthly accrual of investment income and expenses, and preparation of annual statement schedules) as may be requested from time to time. CLICA nevertheless shall at all times have entire control, ownership and management of its investable assets.

     14. Cost Allocation. In return for the services rendered to CLICA by CLA in accordance with this Agreement, CLICA shall reimburse CLA in an amount developed by the cost allocation

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          system in use by CLA based upon time and expenses spent by CLA personnel in providing services. The cost allocation system used by CLA is intended to allocate only the costs associated with the services CLA provides under this Agreement. In addition, out-of-pocket expenses (including, for example, printing costs, the costs of insurance department examinations, travel expenses, direct data processing charges, etc.) incurred on behalf of CLICA in performing the services covered by this Agreement shall be charged to CLICA at their actual cost to CLA.

     15. General Overhead. A CLICA will be charged for a portion of CLA's overhead. CLA will allocate overhead costs to CLICA based on the cost allocation system referred to in SECTION 14 hereto. In addition, CLICA will incur certain overhead items in its own right. CLICA will have complete control over these overhead items and will pay for them directly.

     16. Examinations, Governmental and Trade Association Fees and Expenses. The expenses of examinations and other governmental expenses as well as fees and expenses in connection with trade associations and bureaus shall be paid by CLA. CLA shall be reimbursed by CLICA for such costs pursuant to Section 14 hereof.

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     17.  General Accounting. CLA shall deliver to CLICA each quarter an itemized statement of all amounts owed to it by CLICA for services rendered during the preceding quarter. CLICA shall pay all amounts owed CLA for the precedinq quarter within 30 days following delivery of such an itemized account. The itemized statements shall indicate any amounts which are estimated. Within 60 days after the end of each fiscal year, CLA shall deliver to CLICA an accurate and final statement of any costs which were estimated during such year. CLICA shall pay all amounts in such final statements within 30 days.

     18. Office Space and Furniture. CLA shall lease to CLICA such office space and furniture as may be reasonably required by CLICA at such rates and on such other terms as may be mutually agreed by CLA and CLICA.

     19. Competition. The operations of CLA and CLICA are designed to be generally complementary to each other and it is therefore understood that neither is expected to be in any substantial competition with the other. CLA shall recognize the proprietary nature of CLICA customer lists and shall not utilize them for its own benefit nor shall it disclose them to others without CLICA's written consent.

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     20.  Special Provisions Relating to the Servicing of Variable Insurance
          Products. To the extent that services rendered under this Agreement relate to variable annuity contracts or variable life insurance policies (the "Policies") issued by one or more separate accounts of CLICA, the following provisions will apply:

          a) CLAFS shall assume full responsibility for the securities activities of, and for securities law compliance by, any "person associated" (as that term is defined in Section 3(a)(18) of the Securities Exchange Act of 1934) with CLAFS and engaged directly or indirectly in the Policy activity (the "associated persons"). This shall include (i) compliance with the Rules of Fair Practice of the National Association of Securities Dealers, Inc. ("NASD") and with federal and state laws and regulations, (ii) the appropriate training of associated persons, and (iii) the filing with the SEC, NASD and other appropriate regulatory authorities of any sales literature or materials required to be filed with respect to sales of Policies.

          (b) All books and records maintained in connection with the offer and sale of the Policies will (i) be maintained and preserved in conformity with the requirements of Rules 17a-3 and 17a-4 under the Securities Exchange Act of 1934, (ii) be

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          maintained and held on behalf of and as agent for CLAFS, whose property they are and shall remain, and (iii) be at all times subject to inspection by the SEC (within the United states, within 1 business day of request therefor) in accordance with Section 17(a) of such Act.

          (c) Upon or prior to the completion of each transaction for which a confirmation is legally required, CLICA shall, on behalf of CLAFS acting as agent for CLICA, send a written confirmation of such transaction reflecting the facts of the transaction.

          (d) CLICA shall provide prospectuses and statements of additional information to sales representatives at no cost to such persons.


     21. Termination. This Agreement shall be effective as of the date first above written and shall remain in full force and effect thereafter, provided, however, that any party may terminate this Agreement without penalty, with or without cause, on not less than ninety (90) days' notice to the other parties.

     22. Amendment. This Agreement may be amended at any time by a writing executed by the parties

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     23.  Non-Assiqnment. This Agreement shall not be assigned by any party without a prior written consent of the other parties.

     24. Conflicts. Any provision of this Amendment which conflicts, in whole or in part, with the initial Service Agreement shall supersede and replace, to the extent the provisions are in conflict, the provision in the initial Service Agreement which presents such a conflict.

     25. Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Georgia; although the initial Service Agreement provides that the laws of the Province of Ontario shall govern, this Section supersedes Section 13 of the initial Service Agreement in its entirety.

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     26.  By executing this Amendment, CLAFS hereby agrees to be bound by the terms and conditions set forth in the initial Service Agreement dated December 30, 1988.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

                                          THE CANADA LIFE ASSURANCE COMPANY

                                          BY:__________________________________
                                             President

                                          BY:__________________________________
                                             Vice President


                                          CANADA LIFE INSURANCE COMPANY OF
                                          AMERICA

                                          BY:__________________________________
                                             President

                                          BY:__________________________________
                                             Vice President


                                          CANADA LIFE OF AMERICA FINANCIAL
                                          SERVICES, INC.

                                          BY:__________________________________
                                             President

                                          BY:__________________________________
                                             Vice President


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